Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q3 2019 Earning Conference Call

Executives

James Nelson – CEO & President

Chris Masterson – CFO

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the Global Net Lease Third Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL's Third Quarter 2019 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com.

Joining me today on the call to discuss the quarter’s results are Jim Nelson, Chief Executive Officer and Chris Masterson, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements or portfolio information provided during this conference call are only made as of the date of the call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements or portfolio information except as required by law. During today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, supplement and Form 10-Q, all of which are posted to our website at www.globalnetlease.com.

I will now turn the call over to our CEO, Jim Nelson.

James Nelson

Thanks, Louisa, and good morning everyone. Thank you all for joining us on today's call, and a special welcome to D.A. Davidson and Aegis Capital who initiated coverage of GNL last month, increasing our coverage to five analysts.

We are pleased to report another quarter of year over year increases in rental revenue, cash NOI, adjusted EBITDA and AFFO. We had an extremely active quarter including $102.0 million of primarily industrial and office acquisitions which, combined with another significant retail disposition, progressed our strategic goals to increase our portfolio allocation to industrial properties and decrease our retail exposure. We saw a year over year decrease in our net debt to EBITDA ratio, and we also signed an agreement with a Fortune Top 150 tenant to buy a domestic and international portfolio of properties for a total of approximately $182 million before the end of the year. In total, we have $373 million of acquisitions in our pipeline, which brings our total pipeline plus year to date acquisitions to $697 million. Finally, we improved our financial flexibility and ability to execute on acquisition opportunities as we expanded our credit facility to $1.2 billion and entered into a new loan at favorable interest rates that helped extend our weighted average debt maturity and will help fuel our continued growth.

Total revenue for the third quarter was $77.9 million, up 8.4% from $71.9 million in the prior year quarter. AFFO also increased to $40.2 million from $39.6 million in the third quarter of 2018 on the strength of our recent acquisitions. On a per share basis AFFO was $0.47 per share, compared to $0.57 per share during the same quarter last year, due to a large termination fee we received in the third quarter last year and also the increased shares outstanding compared to last year, which were offered in order to fund our acquisition pipeline. Cash NOI for the quarter was $68.6 million compared to $65.8 million in the same quarter 2018. EBITDA was $58.7 million this quarter, compared to $48.5 million in third quarter 2018.

Overall, our 264 property portfolio is nearly fully occupied at 99.6% leased. 196 properties are located in the U.S. and 68 are in the U.K. and Western Europe, representing 59% and 41% of annualized rental revenue, respectively, roughly in-line with our target to reach a geographic distribution of 60% U.S, 40% Europe. Our investment grade or implied investment grade tenants now make up over 71% of the portfolio. Please refer to our earnings release for more information about what we consider to be implied investment grade tenants. Our property mix is currently 52% office, 43% industrial and distribution and 5% retail. The portfolio has a weighted average remaining lease term of 8.0 years with no near-term expirations.

During the quarter we acquired nine net leased assets comprising of about 921,000 square feet for a contract sales price of approximately $102.0 million. These assets are leased at an attractive going-in cap rate of 6.64% and a weighted average cap rate of 7.68%, with a weighted average remaining lease term of 17.1 years. These acquisitions included seven industrial properties, an office building and a lab which are all located in the United States. We are very pleased to be acquiring long-term leases at favorable cap rates, while improving the mix of assets in our portfolio. I'd like to take a minute to review some of the highlights from these acquisitions.

The office and lab properties we acquired during the quarter are a part of a three-pack of properties leased to Viavi Solutions in California. The tenant has an implied Baa2 credit rating and the lease continues for 13 years. These assets total approximately 137,000 square feet and were acquired for a total contract sales price of $25.7 million.

The industrial properties we acquired are leased to C. F. Sauer and SWECO and are located in Kentucky, South Carolina, California and Florida. C.F. Sauer is a cooking products business that makes extracts and other food products. SWECO is the world leader in particle separation and size reduction solutions. These industrial assets total approximately 790,000 square feet and were acquired for a total contract sales price of $76.3 million.

We continue to take advantage of available opportunities to recycle capital and optimize our mix of asset types and credits. During the third quarter, we continued to act on this type of opportunity, selling a total of 33 properties including a portfolio of 32 Family Dollar retail stores which were sold for a gain at a 7.25% cap rate, reducing GNL's retail concentration. Last quarter we sold 62 Family Dollar stores. As a part of the Company's active tenant evaluation and disciplined asset management strategy, we determined that eliminating our current exposure to Family Dollar would be the best for the portfolio. Upon evaluation, we were no longer comfortable with Family Dollar's underperforming financials. More broadly, retail assets are not our focus and we felt this disposition was appropriate and increases the quality of our portfolio. The balance of the retail assets in our portfolio are performing and we do not expect to dispose of these assets in the near term. We will continue to evaluate this position going forward, as we do for all of our assets and tenants.

As we continue to grow and refine our asset mix, we are focused on acquiring primarily industrial, distribution and some select office properties. At the end of the quarter we agreed to terms on a significant US and European sale leaseback transaction with a Fortune Top 150 and investment grade tenant. This $182 million portfolio is a great fit for us and demonstrates the strength and expertise of our global capabilities to source and execute on transactions such as this. Inclusive of this portfolio, we have a total of $373 million of attractive assets which we anticipate closing in the fourth quarter, which will bring our total 2019 acquisitions to approximately $697 million at a 6.88% going-in cap rate, a 7.76% average cap rate and 14 years of average lease duration.

Recently I, along with several other members of our management team, were able to attend the Expo Real conference in Munich. This is the largest real estate conference in Europe and brings together over 24,000 real estate professionals including owners, brokers and lenders and service providers. This was a great opportunity to efficiently build on our existing relationships and to make new connections with vendors from all over Europe.

With that, I'll turn the call over to Chris to walk through the operating results and our balance sheet in more detail and then I will follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

Third quarter revenue was $77.9 million, up 2.4% over the second quarter 2019 figure and FFO was $37.9 million, up 3.0% over the second quarter. Moving on, core FFO grew 0.7% over the second quarter to $38.6 million, and AFFO was $40.2 million, up 0.4% over the prior quarter. AFFO per share was flat quarter over quarter due to an increase in the weighted average number of shares outstanding. During the quarter, we paid common stock dividends of $45.0 million.

On our balance sheet, we ended the third quarter with net debt, which is debt less cash and cash equivalents, of $1.6 billion at a weighted-average interest rate of 3.0% per annum. Our weighted-average debt maturity has lengthened to 5.7 years at the end of the third quarter, an improvement from 3.8 years at the close of 2018 third quarter. This includes $122.8 million of debt that matures in 2019.

The components of our debt include $101.4 million on the multi-currency revolving credit facility, $392.5 million on the term loan and $1.4 billion of outstanding gross mortgage debt. This debt was approximately 93.0% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps, an improvement over the quarter ended June 30, 2019 where 84.6% was fixed.

Our net debt to annualized adjusted EBITDA improved to 6.7x from 6.9x in third quarter 2018, with a strong interest coverage ratio of 4.1x.

As of September 30, 2019, liquidity was approximately $407 million which is comprised of $306 million of cash on hand and $101 million of availability under the revolving credit facility.

GNL's net debt to enterprise value was 45.0%, with an enterprise value of $3.5 billion based on the September 30, 2019 closing share price of $19.50 for common shares and $25.60 for Series A preferred shares.

During the third quarter we entered into a CMBS loan to finance 12 properties located in the United States. The 10-year, $204 million loan carries a fixed interest rate of 3.65%.

We also utilized our ATM programs during the third quarter, raising a gross total of $128 million. Approximately $110 million of this was common equity. The remaining $18 million was in our Series A Preferred stock.

Finally, with respect to the dividend, we paid dividends equating to $0.5325 per common share for the quarter.

With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris.

We had an excellent quarter from a real estate perspective and we believe we have put the pieces in place to finish the year very strong. The portfolio and the rental income generated by the portfolio continue to grow. We have a strong balance sheet that allows us flexibility to close on our $373 million of pipeline acquisitions of long-term leased, primarily industrial assets. Selling the Family Dollar portfolio illustrates our disciplined asset management strategy and provides the opportunity to use the net proceeds to improve our asset mix. We anticipate growth in the portfolio as the proceeds from our second and third quarter dispositions are fully redeployed and will continue to be a net acquirer of high-quality, long-term net leased office, distribution and industrial assets. Finally, as we have discussed, our ability to negotiate favorable financings in local markets and at the corporate level has extended our average debt maturity.

With that, operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].